Exhibit 8.1

MATERIAL SUBSIDIARIES

Our operations are conducted principally by Ambev, and, in the case of our CAC, Latin America South and Canadian operations, by direct and indirect subsidiaries of Ambev.  The following is a list of the significant companies that Ambev controlled, either directly or indirectly, as of December 31, 2015:

•         The Company, directly and indirectly, owns 100% of the economic and voting interests in Ambev Luxembourg (incorporated in Luxemburg) which owns 100% of Labatt Brewing Co. Ltd. (incorporated in Canada).  These entities explore the production of beer in Canada.

•         The Company indirectly owns 100% of the economic and voting interests in Linthal ROU S.A., which, through its subsidiaries, produces and sells beer and soft drinks in Uruguay and other South American countries.

•         The Company, directly and indirectly, owns 100% of the economic and voting interests in Arosuco Aromas e Sucos Ltda. (incorporated in Brazil), which produces concentrates for our soft drinks and crowns.

•         The Company directly owns 100% of the economic and voting interests in Eagle Distribuidora de Bebidas S.A. (incorporated in Brazil).

•         The Company indirectly owns 100% of the economic and voting interests in Jalua Spain S.L. (incorporated in Spain).

•         The Company indirectly owns 100% of the economic and voting interests in Monthiers S.A. (incorporated in Uruguay).

•         The Company, directly and indirectly, owns 99.9% of the economic and voting interests in CRBS S.A (incorporated in Brazil), which produces and sells beer and soft drinks in Brazil.

•         The Company indirectly owns 55.0% of the economic and voting interests in Cervecería Nacional Dominicana S.A. (incorporated in Dominican Republic).

•         The Company indirectly owns 100% of the economic and voting interests in Cerveceria Y Malteria Quilmes Saica Y G (incorporated in Argentina).

•         The Company indirectly owns 85.7% of the economic and voting interests in Cerveceria Boliviana Nacional S.A. (incorporated in Bolivia).

•         The Company, directly and indirectly, owns 100% of the economic and voting interests in Cervejaria Reunidas Skol Caracu S.A. (incorporated in Brazil).

•         The Company indirectly owns 100% of the economic and voting interests in Cerveceria Chile S.A. (incorporated in Chile).

•         The Company indirectly owns 100% of the economic and voting interests in Companhia Cervecera Ambev Ecuador S.A. (incorporated in Ecuador).

•         The Company indirectly owns 50% of the economic and voting interests in Industrias Del Atlántico, Sociedad Anónima (incorporated in Guatemala).

•         The Company indirectly owns 87.3% of the economic and voting interests in Cerveceria Paraguay S.A. (incorporated in Paraguay).

•         The Company indirectly owns 100% of the economic and voting interests in Companía Cervecera Ambev Peru S.A.C. (incorporated in Peru).

•         The Company indirectly owns 98.6% of the economic and voting interests in Cerveceria Y Malteria Payssandú S.A. (incorporated in Uruguai).